                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

     This employment agreement (the "Agreement") is made and entered into as of May 23, 2001 (the "Effective Date") between ODYSSEY RE HOLDING CORP., a Delaware corporation (the "Company"), and Mr. Michael G. Wacek, an individual residing at 15 Wyngate Road, Greenwich, CT 06830 (the "Executive").

     WHEREAS, The Board of Directors of the Company (the "Board") believes that it is in the best interests of the Company to (i) ensure that the reasonable employment, compensation and benefits expectations of the Executive are satisfied and (ii) induce, encourage and reward the Executive's commitment to provide continued service, full attention and dedication to the Company and not to seek or obtain other employment by providing the Executive with the compensation and benefits arrangements described below during the term provided for in this Agreement;

     WHEREAS, to accomplish these objectives, the Board has authorized and directed the Company to enter into this Agreement.

     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.   TERM OF AGREEMENT

     The term of this Agreement shall commence on the Effective Date and shall continue in effect until the second anniversary of the Effective Date; provided, however, that the Employment Term (as hereinafter defined) shall automatically be extended without further action of either party for additional twelve (12)- month periods unless either party gives written notice to the other party at least sixty (60) days prior to the expiration of the then-effective term. The period commencing on the Effective Date and ending on the second anniversary of the Effective Date, or such later date to which the term shall have been extended by the Company and the Executive, is hereinafter referred to as the "Employment Term." In the event that the Company provides the Executive with written notice of its intention not to extend the Employment Term, such nonrenewal shall be deemed to be a termination of the Executive's employment by the Company without Cause for purposes of Section 5.1.1.

2.   EMPLOYMENT AND DUTIES

     2.1 Position. The Company hereby employs the Executive, and the Executive agrees to serve, as Executive Vice President of the Company, and President of the Company's principal operating subsidiary, Odyssey America Reinsurance Corporation, upon the terms and conditions herein contained as of the Effective Date.

     2.2 Duties. The Executive shall perform such other duties and services for the Company, commensurate with the Executive's position, as may be designated from time to time by the Board or the Chief Executive Officer of the Company. It is understood by the parties that the Executive shall be a senior executive and his principal responsibility shall be the general management and control of the affairs, operations and assets of the Americas Division of Odyssey America Reinsurance Corporation and, in conjunction with the Board and the President and Chief Executive Officer of the Company, the Executive shall have responsibility overseeing the development of underwriting policies and objectives and overseeing the activities of underwriters and actuaries of the Americas Division of Odyssey America Reinsurance Corporation. The Executive agrees to serve the Company faithfully and to the best of his ability.

     2.3 Exclusive Services. Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full working time throughout the Employment Term to the services required of him hereunder. The Executive shall render his services exclusively to the Company during the Employment

Term, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

     2.4 Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company policies.

3.   COMPENSATION

     3.1 Annual Base Salary. During the Employment Term, the Executive shall be entitled to receive an annual base salary ("Annual Base Salary") of no less than $450,000. The Annual Base Salary shall be payable in installments no less frequently than monthly, and shall be in accordance with the Company's normal payroll practices.

     3.2 Annual Review. The Executive's Annual Base Salary shall be reviewed by the Board, based upon the Executive's performance, not less often than annually for increases (but may not be decreased). Any increases in Annual Base Salary effected as a result of such review shall be made by the Board in its sole discretion.

     3.3 Bonus Plan. The Board shall adopt a bonus plan (the "Bonus Plan") and shall establish performance criteria upon which the Executive's bonus shall be determined. During the Executive's employment under this Agreement, he shall be entitled to participate in the Bonus Plan, under which he shall be eligible to receive a target cash bonus of 100% of his Annual Base Salary. Actual bonus awards may exceed, match or be less than the target bonus as the Executive's performance or the Company's results warrant. The form of payment and other terms and conditions of such bonus shall be as determined under the Bonus Plan.

     3.4 Restricted Stock Grant. On or prior to the date of the initial public offering of the Company's common stock (the "Common Stock"), the Executive shall be granted shares of restricted Common Stock ("Restricted Shares") in accordance with the terms and provisions of the Company's 2001 Restricted Share Plan (the "Restricted Share Plan"), with a fair market value on the date of grant equal to $400,000. The Restricted Shares shall be subject to the terms and conditions of the Restricted Share Plan and to such other terms and conditions as may be specified by the Board.

4.   EMPLOYEE BENEFITS

     4.1 Generally. The Executive shall, during his employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance, or vacation and paid holidays) that shall be established by the Company for, or made available to, its senior executives. This Agreement shall not be construed in any way that reduces the Executive's benefits under employee benefit plans from their level as of the day prior to the Effective Date of this Agreement.

     4.2 Indemnification. In addition to any rights to indemnification to which the Executive is entitled under the Company's Articles of Incorporation and Bylaws, the Company shall indemnify the Executive at all times during and after the term of this Agreement to the maximum extent permitted under the Delaware General Corporation Law and any successor provision thereof and any other applicable corporate law, and shall pay the Executive's expenses in defending any civil action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable corporate laws.

5.   TERMINATION OF EMPLOYMENT

     5.1 Termination Without Cause; Resignation With Good Reason; Nonrenewal of the Employment Term.

     5.1.1 General. (a) Subject to the provisions of Sections 5.1.2 and 5.1.3, if, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company without Cause (as hereinafter defined) or the Company does not extend the Employment Term pursuant to Section 1 (provided that the Company does not have grounds to terminate the Executive for Cause at the time of such nonrenewal), or if the Executive resigns from his employment hereunder with Good Reason (as hereinafter defined), the Executive shall, subject to the Executive's execution of a general release of claims against the Company in a form satisfactory to the Company, be entitled to the following "Severance Payments":

          (i) the Company shall continue to pay the Executive the Annual Base Salary (at the rate in effect on the date of such termination) for the greater of (A) twelve (12) months following his termination of employment or (B) the remainder of the Employment Term (such period being referred to hereinafter as the "Severance Period"), at such intervals as the same would have been paid had the Executive remained in the active service of the Company; and

          (ii) the Company shall pay in cash to the Executive, when the same would ordinarily be paid, (A) all amounts accrued in the Bonus Plan by the Executive with respect to years preceding the year in which the termination of the Executive occurs and (B) a pro-rated bonus under the Bonus Plan in an amount equal to the bonus to which the Executive would have been entitled for the year of termination had the Executive remained employed multiplied by a fraction, the numerator of which is the actual number of days that the Executive was employed by the Company during such year and the denominator equal to 365 (the "Pro-Rata Bonus").

     (b) In addition to the Severance Payments, the Executive shall be entitled to continue to participate during the Severance Period in the medical, dental, life insurance and disability plans that the Company provides (and continues to provide) generally to its senior executives (the "Welfare Plans"), provided that the Executive is entitled to continue to participate in such plans under the terms thereof. In the event the Executive is precluded for any reason from continuing his participation in any of the Welfare Plans, the Company shall provide, or cause to be provided, to the Executive benefits that are substantially identical to those that the Executive would have been entitled to receive under such plan(s) had he been eligible to participate therein.

     (c) In addition to the Severance Payments, only in the event the Executive's employment is terminated by the Company without Cause or the Executive resigns from his employment hereunder with Good Reason prior to the date that the Executive has attained at least five (5) years of Vesting Service, as determined in accordance with the terms and conditions of the Odyssey America Reinsurance Corporation Restated Employees Retirement Plan, as may be amended from time to time (the "Retirement Plan"), the Company shall pay to the Executive, within thirty (30) business days of such termination, a single sum cash payment equal to $253,188.

     (d) In addition to the Severance Payments, only in the event the Executive's employment is terminated by the Company without Cause or the Executive resigns from his employment hereunder with Good Reason on or after the date that the Executive has attained five (5) years of Vesting Service, as determined in accordance with the terms and conditions of the Retirement Plan, the Company shall pay to the Executive, within thirty (30) business days of such termination, a single sum cash payment represents the Present Value of the Accrued Benefit (as determined under the terms and conditions of the Retirement
Plan) that he would have been entitled to receive under the Retirement Plan had he remained employed by the Company for the full fiscal year in which his termination of employment occurs, which shall be an amount equal to (i) twelve
(12) minus the number of full months that the Executive was employed by the Company during such fiscal year multiplied by (ii) the monthly Accrued Benefit that the Executive accrued under the Retirement Plan for the month immediately preceding the month of his termination of employment (the "Pro-rata Pension Payment"). Any Pro-rata Pension Payment made pursuant to this Section 5.1.1 (d) shall be subject to the provisions of Schedule A.

     (e) Other than as described herein, the Executive shall have no further right to receive any other payments or benefits after such termination or resignation of employment under any severance plans, programs, contracts or arrangements of the Company or any of its subsidiaries or affiliates.

     5.1.2 Conditions Applicable to the Severance Period. If, during the Severance Period, the Executive materially breaches his obligations under
Section 6, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any Severance Payments or provide any benefits described in Sections 5.1.1(b), 5.1.1(c) and 5.1.1(d).

     5.1.3 Death During Severance Period. In the event of the Executive's death during the Severance Period, payments of Annual Base Salary under Section
5.1.1 shall continue to be made during the remainder of the Severance Period, and any bonus that the Executive is entitled to receive from the Bonus Plan shall be paid when the same would ordinarily be paid to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive's estate.

     5.1.4 Date of Termination. The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation with Good Reason shall be the date specified in the written notice of resignation from the Executive to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in Section 5.1.6 has expired without the Company having corrected, in all material respects, the event or events subject to cure. If no date of resignation is specified in the written notice from the Executive to the Company, the date of termination shall be the first day following the expiration of such cure period.

     5.1.5 Cause. For purposes of this Agreement, termination for "Cause" shall mean termination of the Executive's employment because of:

     (a) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

     (b) the willful and continued failure or refusal of the Executive to substantially perform the duties required of him as an Executive of the Company;

     (c) any willful and material violation by the Executive of any written law or regulation applicable to the business of the Company or any of its subsidiaries or affiliates, or the Executive's conviction of, or a plea of nolo contendre to, a felony, or any willful perpetration by the Executive of a common law fraud; or

     (d) any other willful misconduct by the Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates;

provided, however, that if any such Cause relates to the Executive's obligations under this Agreement, the Company may not terminate the Executive's employment hereunder unless the Company first gives the Executive notice of its intention to terminate and of the grounds for such termination, and the Executive has not, within thirty (30) business days following receipt of such notice, cured such Cause, or, in the event such Cause is not susceptible to cure within such thirty
(30)-day period, the Executive has not taken all reasonable steps within such thirty (30)-day period to cure such Cause as promptly as practicable thereafter.

     5.1.6 Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following (without the Executive's prior written consent):

     (a) a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment;

     (b) a material diminution of the Executive's position, title, authority, duties or responsibilities as contemplated by Sections 2.1 and 2.2 of this Agreement;

     (c) the Company's requiring the Executive to be based at any office or location outside of Fairfield County, Connecticut or Westchester County, New York; or

     (d) a request by the Company that the Executive either (i) violate any written law or (ii) commit an act that would reasonably be expected to violate any written law.

provided, however, that no event or condition described in clauses (a), (b) and
(d) of this Section 5.1.6 shall constitute Good Reason unless (i) the Executive gives the Company written notice of his objection to such event or condition within ninety (90) days of such event or condition, (ii) such event or condition is not corrected, in all material respects, by the Company within thirty (30) business days of its receipt of such notice (or, in the event that such event or condition is not susceptible to correction within such thirty
(30)-day period, the Company has not taken all reasonable steps within such thirty (30)-day period to correct such event or condition as promptly as practicable thereafter) and (iii) the Executive resigns from his employment with the Company not more than thirty (30) business days following the expiration of the thirty (30)-day period described in the foregoing clause (ii).

     5.2 Termination for Cause. If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Cause, unless otherwise required by applicable law, the Executive shall be entitled only to payment of his Annual Base Salary as then in effect through and including the date of termination. The Executive shall have no further right to receive any other compensation or benefits, except as determined in accordance with the terms of the employee benefit plans or programs of the Company.

     5.2.1 Date of Termination. Subject to the proviso to Section 5.1.5, the date of termination for Cause shall be the date specified in a written notice of termination to the Executive.

     5.3 Resignation Without Good Reason. The Executive may resign his employment without Good Reason under this Agreement voluntarily by giving one hundred and eighty (180) days' written notice to the Company of his intention to resign his employment with the Company without Good Reason. If the Executive resigns his employment without Good Reason, unless otherwise required by applicable law, the Executive shall be entitled to payment of his Annual Base Salary as then in effect through and including the date of his actual termination of employment. The Executive shall have no further right to receive any other compensation or benefits, after such termination, except as determined in accordance with the terms of the employee benefit plans or programs of the Company.

     5.4 Death or Disability. In the event the Executive's employment is terminated by reason of death or Disability (as hereinafter defined), the Executive (or his estate, as applicable) shall be entitled to (i) his Annual Base Salary through the date of termination at such intervals as the same would have been paid had the Executive remained in active service of the Company; (ii) all amounts accrued in the Bonus Plan by the Executive with respect to years preceding the year in which the death or Disability occurs; and (iii) the Pro-Rata Bonus payable with respect to the year in which the death or Disability occurs. Other benefits shall be determined in accordance with the terms of the benefit plans maintained by the Company and the Company shall have no further obligation hereunder. For purposes of this Agreement, "Disability" shall have the same meaning as under the Company's long-term disability plan applicable to the Executive.

6.   CONFIDENTIALITY

     6.1  Confidentiality.

     6.1.1 The Executive agrees that all confidential and proprietary information relating to the business of the Company shall be kept and treated as confidential both during and after the Employment Term, except as may be permitted in writing by the Company's Board or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

     6.1.2 The phrase "confidential and proprietary information" shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Executive or (ii) becomes available to the Executive on a non-confidential basis from a source other than the Company or any of its representatives, provided that such source is not known to the Executive to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information.

     6.2 Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company.

7.   ARBITRATION

     Subject to Section 6.4, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York under the employment arbitration rules of the American Arbitration Association before a single arbitrator of exemplary qualifications and stature, who shall be selected jointly by the Company and the Executive, or, if the Company and the Executive cannot agree on the selection of the arbitrator, shall be selected by the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement.

8.   MISCELLANEOUS

     8.1 Communications. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or on the fifth business day after mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the party at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

     If to the Company:

     Odyssey Re Holdings Corp.
     140 Broadway, 39th floor
     New York, NY 10005
     Tel: (212) 978-4700
     Fax: (203) 965-7995
     Attention: General Counsel

     If to the Executive:

     Mr. Michael G. Wacek
     15 Wyngate Road
     Greenwich, CT 06830
     Tel: (203) 977-8002
     Fax: (203) 940-8183

     8.2 Waiver of Breach; Severability. The waiver by the Executive or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver or any subsequent breach by either party. The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if at the time of enforcement of any provision hereof a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

     8.3 Assignment; Successors. No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by the Executive. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

     8.4 Entire Agreement. This Agreement represents the entire agreement of the parties regarding the matters contemplated herein, and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive, if any. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

     8.5 Other Severance Benefits. The Executive hereby agrees that in consideration for the payments to be received under this Agreement, the Executive waives any and all rights to any payments or benefits under any severance plans, programs, contracts or arrangements of the Company or any of its subsidiaries or affiliates.

     8.6 Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans, if any.

     8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

     8.8 Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.

     8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

                                          Mr. Michael G. Wacek


                                          By: /s/ MICHAEL G. WACEK


                                          --------------------------------------


                                          ODYSSEY RE HOLDINGS CORP.


                                          By: /s/ DONALD L. SMITH


                                          --------------------------------------

                                          Donald L. Smith
                                          General Counsel and Corporate
                                          Secretary

                                   SCHEDULE A

     If a Pro-rata Pension Payment is payable to the Executive under this Agreement, the Company shall pay to the Executive an additional amount (the "Gross Up Amount") in cash, equal to the aggregate amount of all income and employment taxes imposed on the Executive under the laws of any federal, state or local government or taxing authority by reason of the payment of the Pro-rata Pension Payment and the Gross Up Amount.

     For purposes of determining the Gross Up Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all local, state and federal income tax laws applicable to the Executive for the year in which the Pro-rata Pension Payment is paid. The Company will pay the Gross Up Amount to the Executive coincident with the Pro-rata Pension Payment.

     All calculations under this Schedule A shall be made by the Company's outside auditors (the "Accounting Firm"). The Company shall pay all fees and expenses of the Accounting Firm. The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and the Executive within five (5) business days after the Company's payment of the Pro-rata Pension Payment. The determination by the Accounting Firm shall be conclusive and binding upon all parties.